Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178486) pertaining to the Amended and Restated Omnibus Incentive Plan of Michael Kors Holdings Limited of our reports dated May 30, 2018 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Michael Kors Holdings Limited, included in this Annual Report (Form 10-K) for the year ended March 31, 2018.
/s/ ERNST & YOUNG LLP
New York, New York
May 30, 2018